Regeneron Pharmaceuticals, Inc.
October 13, 2010

Exhibit 5.1

October 13, 2010

Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591-6707

Re:	Regeneron Pharmaceuticals, Inc.
Registration Statement on Form S-3/ASR

Ladies and Gentlemen:

     We have acted as special counsel to Regeneron Pharmaceuticals, Inc., a New York corporation (the “Company”), in connection with the public offering by the Company of up to 6,325,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

     This opinion is being furnished in accordance with the requirements of Item 601(b) (5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3/ASR (File No. 333-169786), related to the Common Stock and other securities of the Company, filed with the Securities and Exchange Commission (the “Commission”) on October 6, 2010 under the Securities Act of 1933 (the "Securities Act") allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the "Rules and Regulations"), including the Incorporated Documents (as defined below), and the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the "Registration Statement"); (ii) the prospectus supplement dated October 7, 2010 and filed with the Commission on October 8, 2010 (the “Prospectus Supplement’); (iii) an executed copy the Underwriting Agreement (the “Underwriting Agreement”) between the Company, as issuer and Citigroup Global Markets Inc., as underwriter (the “Underwriter”); (iv) a specimen certificate evidencing the Common Stock; (v) the Restated Certificate of Incorporation of the Company, as presently in effect; (vi) the Amended and Restated By-laws of the Company, as presently in effect; and (vii) certain resolutions of the Board of Directors of the Company, dated October 5, 2010, related to the issuance of the Common Stock and related matters and (viii) certain resolutions of the Pricing Committee thereof, adopted October 7, 2010, related to the pricing of the Common Stock. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

Regeneron Pharmaceuticals, Inc.
October 13, 2010

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of executed documents we have assumed that the parties, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

     Our opinions set forth herein are limited to the laws of the State of New York and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated. This opinion is limited to the laws, including the rules and regulations under the Securities Act, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

     Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the certificates representing the Common Stock, in the form of the specimen certificates examined by us, have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and delivered to and paid for by the Underwriter at a price per share not less than the per share par value of the Common Stock as contemplated by the Underwriting Agreement, the issuance and sale of the Common Stock will have been duly authorized, and the Common Stock will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP